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                                                                   EXHIBIT 10.17


                         [NIKU CORPORATION LETTERHEAD]

                                January 12, 1998

Harold Slawik
2651 Debbie Place
San Carlos, CA  94070

Dear Harold:

I am pleased to offer you a position with Niku Corporation as the Vice President of Intellectual Property reporting directly to Farzad Dibachi, commencing on January 12, 1998. You will receive a monthly salary of $12,000.00, less applicable withholding, payable twice monthly, in accordance with Niku's normal payroll procedures. In addition, you will be eligible for a sign-on bonus of $50,000 (gross) to be paid at the end of the first quarter, assuming continued employment.

As a founding employee of Niku, you are offered the opportunity to purchase 87,500 of the company's common stock for a nominal consideration, based on the Founder's common stock purchase plan.

You will be granted options, contingent upon Board approval, for 350,000 shares of Niku stock to be vested over the next 4 years beginning on the first date of your employment. You are also eligible to receive certain employee benefits which will be outlined in the Niku employee handbook. Like all Niku employees, you will be entitled to two weeks of vacation and eight holidays each year.

I am very excited about the opportunity of working together again and I know that you will be invaluable to Niku's success. The next two paragraphs were written by Niku's lawyer. I apologize that it is so terse.

Your employment is at-will and for no specified period, and either you or Niku may terminate this employment relationship at any time and for any reason. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.

As an employee of Niku, you will be expected to abide by the company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Niku business to fulfill the responsibilities assigned to you. You will be required to sign the Employee Confidentiality and Inventions Agreement, attached to this letter (I signed one of these as well), as a condition of




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Harold Slawik
January 12, 1998
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your employment. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To accept this offer of employment, please sign a copy of this letter and return it to me in the enclosed stamped envelope.



Sincerely,

Niku Corporation

BY:
   ----------------------------------------------
      Cathy Bottarini, Office of the Chairman



AGREED AND ACCEPTED:
                    -----------------------------------------------

Proposed Commencement Date:
                           --------------------------



enclosure:     Duplicate Letter
               Confidential Information and Invention Assignment Agreement